Exhibit 3.1

Certificate of Designations of

7.25% Mandatory Redeemable Preferred Stock of

Kindred Healthcare, Inc.

Kindred Healthcare, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, (a) on November 12, 2014, the board of directors of the Corporation (the “Board of Directors”) established a pricing committee of the Board of Directors (the “Pricing Committee”) and delegated to the Pricing Committee the full power and authority of the Board of Directors under Article Fourth of the Amended and Restated Certificate of Incorporation (as defined below) to issue, upon such terms and conditions fixed by the Pricing Committee, a series of Preferred Stock (as defined below) and determine the voting powers, designations, preferences, rights and qualifications, limitations or restrictions thereof; and (b) on November 19, 2014, the Pricing Committee adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”) (which authorizes 1,000,000 shares of preferred stock, par value $0.25 per share (the “Preferred Stock”)), and the authority vested in the Board of Directors, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designations”) as follows:

Part 1. Designation and Number of Shares. Pursuant to the Amended and Restated Certificate of Incorporation, there is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock consisting of 172,500 shares of Preferred Stock designated as the “7.25% Mandatory Redeemable Preferred Stock, Series A” (the “Mandatory Redeemable Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to the terms and conditions of the Amended and Restated Certificate of Incorporation and applicable law; provided that no decrease shall reduce the number of shares of Mandatory Redeemable Preferred Stock to a number less than the number of shares then outstanding.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Joseph L. Landenwich, Co-General Counsel and Corporate Secretary of the Corporation, this 24th day of November, 2014.

KINDRED HEALTHCARE, INC.

By:	/s/ Joseph L. Landenwich
	Name:	Joseph L. Landenwich
	Title:	Co-General Counsel and Corporate Secretary

[Signature Page to Certificate of Designations of Mandatory Redeemable Preferred Stock]

ANNEX A

STANDARD PROVISIONS

SECTION 1. General Matters; Ranking. Each share of Mandatory Redeemable Preferred Stock shall be identical in all respects to every other share of Mandatory Redeemable Preferred Stock. The Mandatory Redeemable Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Senior Stock and the Corporation’s existing and future indebtedness.

SECTION 2. Standard Definitions. As used herein with respect to the Mandatory Redeemable Preferred Stock:

“Agent Members” shall have the meaning set forth in Section 16.

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the recitals.

“Authorized Officer” means the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Corporate Secretary, the Treasurer and any Vice President of the Corporation.

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York, are authorized or obligated by applicable law or executive order to close or be closed.

“By-laws” means the Amended and Restated By-laws of the Corporation, as they may be amended or restated from time to time.

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Common Stock” means the common stock, par value $0.25 per share, of the Corporation.

“Corporation” shall have the meaning set forth in the recitals.

“Daily VWAP” of the Common Stock means, on any date of determination, the per share volume-weighted average price as displayed under the heading of Bloomberg VWAP on Bloomberg page “KND<Equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on the relevant Trading Day; or, if such volume-weighted average price is unavailable, the market value per share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Dividend Period” means each period from, and including, a Preferred Stock Installment Payment Date to, but excluding, the next Preferred Stock Installment Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the Initial Preferred Stock Installment Payment Date.

“DTC” means The Depository Trust Corporation.

“Early Mandatory Settlement Date” shall have the meaning set forth in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice” shall have the meaning set forth in the Purchase Contract Agreement.

“Early Mandatory Settlement Right” shall have the meaning set forth in the Purchase Contract Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Final Preferred Stock Installment Payment Date” means December 1, 2017.

“Fixed Settlement Rates” shall have the meaning set forth in the Purchase Contract Agreement.

“Global Preferred Share” shall have the meaning set forth in Section 16.

“Global Unit” means a Unit in global form that (a) shall evidence the number of Units specified therein, (b) shall be registered on the security register in the name of the Depositary or its nominee and (c) shall be held by the Purchase Contract Agent as custodian for the Depositary.

“Holder” means each person in whose name shares of Mandatory Redeemable Preferred Stock are registered, who shall be treated by the Corporation and the Registrar as the absolute owner of those shares of Mandatory Redeemable Preferred Stock for the purpose of making Preferred Stock Installment Payments and all other purposes.

“Initial Issue Date” means November 25, 2014, the first original issue date of the Mandatory Redeemable Preferred Stock.

“Initial Preferred Stock Installment Payment Date” means March 1, 2015.

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which do not expressly provide that such class or series of capital stock ranks senior to or on a parity with the Mandatory Redeemable Preferred Stock as to dividend rights and rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” per share of Mandatory Redeemable Preferred Stock shall initially mean $201.58, subject to Partial Redemptions from time to time pursuant to Section 4.

“Mandatory Redeemable Preferred Stock” shall have the meaning set forth in Part 1 of this Certificate of Designations.

“Market Disruption Event” means (a) a failure by the Reference Securities Exchange to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding permitted limits or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock.

“Merger Redemption Notice” shall have the meaning set forth in the Purchase Contract Agreement.

“Merger Redemption Settlement Date” shall have the meaning set forth in the Purchase Contract Agreement.

“Merger Termination Redemption” shall have the meaning set forth in the Purchase Contract Agreement.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Section 7(b)(iii).

“NYSE” means The New York Stock Exchange.

“Officer’s Certificate” means a certificate of the Corporation, signed by any duly Authorized Officer of the Corporation.

“Parity Stock” means any class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Mandatory Redeemable Preferred Stock as to dividend rights and rights upon the Corporation’s liquidation, winding-up or dissolution.

“Partial Redemption” shall have the meaning set forth in Section 4.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Preferred Stock Directors” shall have the meaning set forth in Section 7(b)(i).

“Preferred Stock Installment Payment” shall have the meaning set forth in Section 3.

“Preferred Stock Installment Payment Date” means March 1, June 1, September 1 and December 1 of each year, commencing on the Initial Preferred Stock Installment Payment Date to, and including, the Final Preferred Stock Installment Payment Date.

“Preferred Stock Record Date” means, with respect to any Preferred Stock Installment Payment Date, the February 15, May 15, August 15 or November 15 immediately preceding the applicable March 1, June 1, September 1 and December 1 Preferred Stock Installment Payment Date, respectively. These Preferred Stock Record Dates shall apply regardless of whether a particular Preferred Stock Record Date is a Business Day.

“Purchase Contract” means a prepaid stock purchase contract obligating the Corporation to deliver shares of Common Stock on the terms and subject to the conditions set forth in the Purchase Contract Agreement.

“Purchase Contract Agent” means U.S. Bank National Association and any successor appointed pursuant to the Purchase Contract Agreement.

“Purchase Contract Agreement” means the purchase contract agreement dated November 25, 2014 between the Corporation and U.S. Bank National Association, acting as Purchase Contract Agent and attorney-in-fact for the holders of the Purchase Contracts.

“Pricing Committee” shall have the meaning set forth in the recitals.

“Redemption Amount” shall have the meaning set forth in Section 4.

“Redemption Date” means, with respect to any exercise by the Corporation of its Early Mandatory Settlement Right or its right to cause a Merger Termination Redemption in respect of the Purchase Contracts, a date specified by the Corporation in the relevant Early Mandatory Settlement Notice or Merger Redemption Notice, as the case may be, which will be at least 20 but not more than 45 Business Days following the date on which the Corporation delivers such Early Mandatory Settlement Notice or such Merger Redemption Notice, as the case may be.

“Redemption Notice” shall have the meaning set forth in Section 5(b).

“Redemption Price” per share of Mandatory Redeemable Preferred Stock to be redeemed means an amount equal to the Liquidation Preference of such share of Mandatory Redeemable Preferred Stock as of the Redemption Date plus accumulated and unpaid dividends on such share of Mandatory Redeemable Preferred Stock to, but excluding, the Redemption Date; provided, however, if the Redemption Date falls after a Preferred Stock Record Date and on or prior to the immediately succeeding Preferred Stock Installment Payment Date, the Preferred Stock Installment Payment payable on such Preferred Stock Installment Payment Date will be paid on such Preferred Stock Installment Payment Date to the Holders as of such Preferred Stock Record Date and will not be included in the Redemption Price per share of Mandatory Redeemable Preferred Stock.

“Redemption Right” shall have the meaning set forth in Section 5(a).

“Reference Securities Exchange” means the NYSE or, if the Common Stock is not then listed on the NYSE, the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a United States national or regional securities exchange, the principal other market on which the Common Stock is then listed or admitted for trading.

“Registrar” shall initially mean Computershare Trust Company, N.A., the Corporation’s duly appointed registrar for the Mandatory Redeemable Preferred Stock and any successor appointed under Section 8.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the Reference Securities Exchange or, if the Common Stock is not listed or admitted for trading on any United States national or regional securities exchange or other market, “Scheduled Trading Day” means a Business Day.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series of capital stock shall rank senior to the Mandatory Redeemable Preferred Stock as to dividend rights and rights upon the Corporation’s liquidation, winding-up or dissolution.

“Shelf Registration Statement” means a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales (by entities that are not affiliates of the Corporation) of shares of Common Stock issued as part of a Preferred Stock Installment Payment.

“Trading Day” means a day on which (a) there is no Market Disruption Event and (b) trading in the Common Stock generally occurs on the Reference Securities Exchange. If the Common Stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, “Trading Day” means a Business Day.

“Transfer Agent” shall initially mean Computershare Trust Company, N.A., the Corporation’s duly appointed transfer agent for the Mandatory Redeemable Preferred Stock and any successor appointed under Section 8.

“Underwriting Agreement” means the underwriting agreement relating to the Units, dated November 19, 2014, between the Corporation and the underwriters named therein.

“Unit” means the collective rights of a holder of a 7.50% tangible equity unit, with a stated amount of $1,000, issued by the Corporation pursuant to the Purchase Contract Agreement, each consisting of a single Purchase Contract and a single share of Mandatory Redeemable Preferred Stock prior to separation or subsequent to recreation thereof pursuant to the Purchase Contract Agreement.

“Voting Preferred Stock” means any class or series of Preferred Stock, other than the Mandatory Redeemable Preferred Stock, ranking equally with the Mandatory Redeemable Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable.

SECTION 3. Preferred Stock Installment Payments; Dividends. (a) Rate. Subject to clause (c) below, the Corporation shall make equal quarterly payments in respect of the Mandatory Redeemable Preferred Stock (each, a “Preferred Stock Installment Payment”) of $18.75 per share of Mandatory Redeemable Preferred Stock on each Preferred Stock Installment Payment Date (except for the first Preferred Stock Installment Payment, which will be $20.00 per share of Mandatory Redeemable Preferred Stock), in each case, to the extent that (x) the Corporation has funds lawfully available for such purpose with respect to any such payments in cash and (y) with respect to the dividend portion of any such payment, such dividend is declared by the Board of Directors. Each Preferred Stock Installment Payment shall constitute a payment of dividends and a payment of the Redemption Amount, allocated as set forth in Section 4. To the extent that the Corporation does not have funds lawfully available to pay the Redemption Amount portion of any Preferred Stock Installment Payment with respect to any such payment in cash and does not have sufficient authorized and unissued shares of Common Stock that are lawfully available for such purpose, such Redemption Amount shall become due and payable on the first subsequent Preferred Stock Installment Payment Date (or, in the case of the Final Preferred Stock Installment Payment Date, the first day thereafter) on which the Corporation has funds lawfully available for such purpose with respect to any such payment in cash or sufficient authorized and unissued shares of Common Stock that are lawfully available for such purpose. The portion of any Preferred Stock Installment Payment that constitutes a dividend shall be payable on the relevant Preferred Stock Installment Payment Date only if the Board of Directors declares a dividend with respect to such date and has funds lawfully available therefor with respect to any such payment in cash, except that the Corporation shall pay, to the extent the Corporation has funds lawfully available for such purpose with respect to any such payment in cash, all accumulated dividends (whether or not declared) on the portion of the Liquidation Preference that is subject to Partial Redemption on such Preferred Stock Installment Payment Date. Any other undeclared and unpaid dividends with respect to outstanding Liquidation Preference (after giving effect to any prior reductions therein) of the Mandatory Redeemable Preferred Stock shall continue to accumulate.

Dividends on the Mandatory Redeemable Preferred Stock shall accumulate from the most recent date as to which dividends shall have been paid with respect to the outstanding Liquidation Preference or, if no dividends have been paid thereon, from the Initial Issue Date, whether or not in any Dividend Period or Periods there have been funds lawfully available for the payment of such dividends in cash. Dividends shall accumulate at the rate per annum of 7.25% on the outstanding Liquidation Preference (after giving effect to any prior reductions therein) of the Mandatory Redeemable Preferred Stock as in effect on the immediately preceding Preferred Stock Installment Payment Date (after giving effect to the Partial Redemption that occurs on such Preferred Stock Installment Payment Date).

Declared dividends (and, with respect to the portion of Liquidation Preference that is subject to Partial Redemption on the relevant Preferred Stock Installment Payment Date, all accumulated and unpaid dividends, whether or not declared) shall be payable as part of the Preferred Stock Installment Payments that are payable on the relevant Preferred Stock Installment Payment Date to Holders of record on the immediately preceding Preferred Stock Record Date, to the extent that the Corporation has fund lawfully available for such purpose with respect to any such payment in cash. If a Preferred Stock Installment Payment Date is not a Business Day, the related Preferred Stock Installment Payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

Each dividend payment for any Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months, and, in the case of partial months, the number of days actually elapsed in the relevant period. Accumulated dividends shall not bear interest if they are paid subsequent to the relevant Preferred Stock Installment Payment Date.

Preferred Stock Installment Payments shall be applied (i) first to all accumulated dividends (whether or not declared) on the portion of the Liquidation Preference that is subject to Partial Redemption on the applicable Preferred Stock Installment Date, (ii) second to the Redemption Amount and (iii) then to any other declared and unpaid dividends, allocated as set forth in Section 4.

No dividends shall be declared or paid upon, or any sum of cash or number of shares of Common Stock set apart for the payment of dividends upon, any outstanding share of Mandatory Redeemable Preferred Stock with respect to any Dividend Period unless (x) all dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash and/or number of shares of Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Redeemable Preferred Stock and (y) with respect to any dividends of the type described in item (iii) of the immediately preceding paragraph, all amounts due under items (i) and (ii) of the immediately preceding paragraph have been paid (or a sufficient sum of cash and/or number of shares of Common Stock have been set apart for such payment).

(b) Priority of Dividends. So long as any share of Mandatory Redeemable Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Common Stock or any other shares of Junior Stock, and no Common Stock or other Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash and/or number of shares of Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Redeemable Preferred Stock. The foregoing limitation shall not apply to (i) purchases of fractional interests in shares of any Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or redeemable into such shares of Common Stock or other Junior Stock; (ii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; (iii) any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) the acquisition by the Corporation or any of its subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; (v) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock; and (vi) any dividend or distribution payable in shares of Common Stock or other Junior Stock.

When dividends on shares of Mandatory Redeemable Preferred Stock have not been paid in full on any Preferred Stock Installment Payment Date or declared and a sum of cash and/or number of shares of Common Stock sufficient for payment thereof have not been set aside for the benefit of the Holders thereof, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the Mandatory Redeemable Preferred Stock such that the respective amounts of such dividends declared on the Mandatory Redeemable Preferred Stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Redeemable Preferred Stock and such class or series of Parity Stock bear to each other; provided that any unpaid dividends shall continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends and distributions (payable in cash, securities or other property) as may be determined by the Board of Directors (or an authorized committee thereof) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds lawfully available for such payment, and Holders shall not be entitled to participate in any such dividends or distributions.

(c) Method of Delivery of Preferred Stock Installment Payments. (i) Subject to the limitations described in this Section 3, any Preferred Stock Installment Payment (or any portion of any Preferred Stock Installment Payment) on the Mandatory Redeemable Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, shall be paid by the Corporation, as determined in the Corporation’s sole discretion:

(A)	in cash;

(B)	by delivery of shares of Common Stock; or

(C)	through any combination of cash and shares of Common Stock.

(ii) Each payment of a Preferred Stock Installment Payment on the Mandatory Redeemable Preferred Stock shall be made in cash, except to the extent the Corporation elects to effect a Preferred Stock Installment Payment or a portion thereof by delivering shares of Common Stock. To the extent that any such Preferred Stock Installment Payment consists of the Redemption Amount or accumulated and unpaid dividends on the portion of Liquidation Preference that is scheduled to be subject to Partial Redemption on the relevant Preferred Stock Installment Payment Date pursuant to Section 4 and the Corporation does not have funds lawfully available to make such Preferred Stock Installment Payment in cash, but the Corporation has a sufficient number of authorized and unissued shares of Common Stock that are lawfully available for such purpose, the Corporation shall effect such payment through delivery of shares of Common Stock. The Corporation shall give notice to Holders of any such election and the portion of such payment that will be made in cash and the portion that shall be effected through delivery of shares of Common Stock no later than the tenth Scheduled Trading Day prior to the Preferred Stock Installment Payment Date for such Preferred Stock Installment Payment.

(iii) If the Corporation elects to effect any Preferred Stock Installment Payment, or any portion thereof, by delivering shares of Common Stock, the Corporation shall notify the Holders of such election and such shares of Common Stock shall be valued for such purpose at the average of Daily VWAPs per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the applicable Preferred Stock Installment Payment Date, multiplied by 97%. The Corporation shall make appropriate adjustments, if any, to such Daily VWAPs if the issuance date, record date, ex-date, effective date or expiration date for any event that would lead to an adjustment to the Fixed Settlement Rates under the Purchase Contract Agreement occurs during such five Trading Day period.

(d) No Fractional Shares. No fractional shares of Common Stock shall be delivered by the Corporation to Holders in respect of Preferred Stock Installment Payments. A cash adjustment shall be paid by the Corporation to each Holder that would otherwise be entitled to receive a fraction of a share of Common Stock based on the Daily VWAP per share of the Common Stock on the last Trading Day of the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the applicable Preferred Stock Installment Payment Date.

(e) Shelf Registration Statement. To the extent that the Corporation, in its reasonable judgment, determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales (by entities that are not affiliates of the Corporation) of, Common Stock issued as part of a Preferred Stock Installment Payment, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares of Common Stock are freely tradable (by entities that are not affiliates of the Corporation) without registration. To the extent applicable, the Corporation shall also use its reasonable best efforts to have such shares of Common Stock qualified or registered under applicable state securities laws, if required, and approved for listing on NYSE (or if the Common Stock is not then listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed).

SECTION 4. Redemption Schedule. The Corporation shall partially reduce the Liquidation Preference for each share of Mandatory Redeemable Preferred Stock on each quarterly Preferred Stock Installment Payment Date (the “Partial Redemption”) until no Liquidation Preference remains for such share of Mandatory Redeemable Preferred Stock. The Corporation shall fully redeem all shares of Mandatory Redeemable Preferred Stock on the Final Preferred Stock Installment Payment Date. As a consideration for the Partial Redemption or full redemption, as the case may be, the Corporation shall pay the Redemption Amount per share of Mandatory Redeemable Preferred Stock on each Preferred Stock Installment Payment Date equal to the amount in the column of “Redemption Amount” set forth in the table below with respect to such Preferred Stock Installment Payment Date (the “Redemption Amount”), to the extent that the Corporation has funds lawfully available for such purpose with respect to any such payments in cash, and the Liquidation Preference of each such share of Mandatory Redeemable Preferred Stock shall be reduced by the Redemption Amount included in any such Preferred Stock Installment Payment on the date such Preferred Stock Installment Payment is made, without requiring the Holder to surrender any share certificates. Such Redemption Amount shall be payable to the Holders of record on the relevant Record Date.

To the extent that the Corporation does not have funds lawfully available to pay the Redemption Amount portion of any Preferred Stock Installment Payment with respect to any such Preferred Stock Installment Payments in cash and does not have sufficient authorized and unissued shares of Common Stock that are lawfully available for such purpose, such Redemption Amount shall become due and payable on the first subsequent Preferred Stock Installment Payment Date (or, in the case of the Final Preferred Stock Installment Payment Date, the first day thereafter) on which funds are lawfully available for such purpose with respect to any such Preferred Stock Installment Payments in cash or sufficient authorized and unissued shares of Common Stock that are lawfully available for such purpose.

The scheduled Redemption Amount payments for each Preferred Stock Installment Payment Date are set forth in the table below:

Preferred Stock Installment Payment Date	Redemption Amount
March 1, 2015	$16.10
June 1, 2015	$15.39
September 1, 2015	$15.67
December 1, 2015	$15.95
March 1, 2016	$16.24
June 1, 2016	$16.54
September 1, 2016	$16.83
December 1, 2016	$17.14
March 1, 2017	$17.45
June 1, 2017	$17.77
September 1, 2017	$18.09
December 1, 2017	$18.42

SECTION 5. Redemption at the Option of the Holder.

(a) General. If the Corporation elects to exercise the Early Mandatory Settlement Right with respect to the Purchase Contracts or a Merger Termination Redemption of the Purchase Contracts occurs, then Holders of the shares of Mandatory Redeemable Preferred Stock (whether as components of Units or separate shares of Mandatory Redeemable Preferred Stock) shall have the right (the “Redemption Right”) to require the Corporation to redeem some or all of their shares of Mandatory Redeemable Preferred Stock for cash, shares of Common Stock or a combination thereof, at the Corporation’s election, at the Redemption Price per share of Mandatory Redeemable Preferred Stock to be redeemed on the Redemption Date; provided, however, if the Redemption Date falls after a Preferred Stock Record Date and on or prior to the immediately succeeding Preferred Stock Installment Payment Date, the Preferred Stock Installment Payment payable on such Preferred Stock Installment Payment Date will be paid on such Preferred Stock Installment Payment Date to the Holder as of such Preferred Stock Record Date. The Corporation will deliver any Early Mandatory Settlement Notice or Merger Redemption Notice to Holders on the same day it delivers such notice to holders of the Purchase Contracts.

Holders may only require the Corporation to redeem whole shares and do not have the right to require the Corporation to redeem a fraction of a share of Mandatory Redeemable Preferred Stock.

If the Corporation elects to pay the Redemption Price, or any portion thereof, by delivering shares of the Common Stock, the Corporation shall notify Holders of such election in the Redemption Notice (and specifying the percentage of the Redemption Price it will pay in Common Stock in lieu of cash) and such shares of the Common Stock shall be valued at the average of Daily VWAPs of the Common Stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the Redemption Date, multiplied by 97%. The Corporation shall make appropriate adjustments, if any, to such Daily VWAPs if the issuance date, record date, ex-date, effective date or expiration date for any event that would lead to an adjustment to the Fixed Settlement Rates under the Purchase Contract Agreement occurs during such five Trading Day period. No fractional shares of Common Stock will be delivered to the Holders in respect of the Redemption Price. The Corporation shall instead pay a cash adjustment to each Holder that would otherwise be entitled to a fraction of a share of Common Stock based on the Daily VWAP of the Common Stock on the last Trading Day of the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the Redemption Date.

The Corporation will redeem on the Redemption Date any shares of Mandatory Redeemable Preferred Stock that are subject to the proper exercise of the Redemption Right pursuant to clause (b) below. Subject to the terms and conditions hereof, the Holders who exercise the Redemption Right shall receive payment of cash in respect of the Redemption Price on the later of (i) the Redemption Date and (ii) the time of book-entry transfer or the delivery of shares of Mandatory Redeemable Preferred Stock.

(b) Redemption Notice. To exercise its Redemption Right, a Holder shall deliver, on or before 5:00 p.m., New York City time, on the second Business Day immediately preceding the Redemption Date, the shares of Mandatory Redeemable Preferred Stock to be redeemed (or the Units, if the Early Mandatory Settlement Date or Merger Redemption Settlement Date, as the case may be, falls on the same day as the Redemption Date, and the shares of Mandatory Redeemable Preferred Stock are included as components of Units), together with a duly completed written redemption notice (a “Redemption Notice”), in each case in accordance with appropriate DTC procedures, unless such Holder holds certificated shares of Mandatory Redeemable Preferred Stock (or Units), in which case such Holder shall deliver the shares of Mandatory Redeemable Preferred Stock to be redeemed (or Units), duly endorsed for transfer, together with a Redemption Notice, to the Corporation. A Redemption Notice shall state:

(A)	if certificated shares of Mandatory Redeemable Preferred Stock (or Units) have been issued, the certificate numbers of the shares of Mandatory Redeemable Preferred Stock (or Units), or if not certificated, a Redemption Notice shall comply with appropriate DTC procedures;

(B)	the number of shares of Mandatory Redeemable Preferred Stock to be redeemed; and

(C)	that such shares of Mandatory Redeemable Preferred Stock are to be redeemed by the Corporation pursuant to Section 5 of the Certificate of Designations.

(c) Withdrawal of Redemption Notice. A Holder may withdraw any Redemption Notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of Mandatory Redeemable Preferred Stock in global form, in accordance with the appropriate DTC procedures) to the Corporation, on or before 5:00 p.m., New York City time, on the second Business Day immediately preceding the Redemption Date. The notice of withdrawal shall state:

(A)	if certificated shares of Mandatory Redeemable Preferred Stock (or Units) have been issued, the certificate numbers of the withdrawn shares of Mandatory Redeemable Preferred Stock (or Units), or if not certificated, such withdrawal notice shall comply with appropriate DTC procedures;

(B)	the number of shares of the withdrawn Mandatory Redeemable Preferred Stock; and

(C)	the number of shares of Mandatory Redeemable Preferred Stock, if any, that remain subject to the relevant Redemption Notice.

(d) In connection with any redemption offer pursuant to an Early Mandatory Settlement Notice or Merger Redemption Notice, the Corporation shall:

(i) comply with any provisions of the tender offer rules under the Exchange Act that may then be applicable; and

(ii) if required by law, file a Schedule TO or any other required schedule under the Exchange Act.

SECTION 6 Liquidation, Dissolution or Winding Up. In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder of shares of Mandatory Redeemable Preferred Stock shall be entitled to receive the Liquidation Preference per share of Mandatory Redeemable Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares of Mandatory Redeemable Preferred Stock to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation available for distribution to its stockholders, after satisfaction of liabilities owed to the Corporation’s creditors and holders of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, the Common Stock.

If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (i) the Liquidation Preference plus an amount equal to accumulated and unpaid dividends on shares of Mandatory Redeemable Preferred Stock and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on, all Parity Stock are not paid in full, then the Holders and all holders of any Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation preference and amounts equal to the accumulated and unpaid dividends to which they are entitled. After the payment of the full amount of the Liquidation Preference for shares of Mandatory Redeemable Preferred Stock and an amount equal to accumulated and unpaid dividends to which Holders of such shares are entitled, such Holders shall have no right or claim to any of the remaining assets of the Corporation.

Neither the sale of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall be deemed to be a liquidation, winding-up or dissolution of the Corporation for the purposes of this Section 6.

SECTION 7. Voting Rights.

(a) General. Holders shall not have any voting rights except as set forth in this Section 7 or as otherwise specifically required by Delaware law.

(b) Right to Elect Two Directors Upon Nonpayment. (i) Whenever dividends on any shares of Mandatory Redeemable Preferred Stock (A) have not been declared and paid or (B) have been declared but a sum of cash and/or a number of shares of Common Stock, as the case may be, sufficient for payment thereof has not been set aside for the benefit of the Holders, for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment”), the Holders of such shares of Mandatory Redeemable Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, shall be entitled at the Corporation’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”); provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the number of directors then constituting the Board of Directors shall be increased by two, and the new directors shall be elected at a special meeting of stockholders called at the request of the holders of record of at least 20% of the shares of Mandatory Redeemable Preferred Stock or of any other series of Voting Preferred Stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the Holders continue to have such voting rights. Whether a plurality, majority or other portion of the Mandatory Redeemable Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference of the Mandatory Redeemable Preferred Stock and such other Voting Preferred Stock voted.

(ii) Any request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Mandatory Redeemable Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law.

(iii) If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum of cash and/or a number of shares of Common Stock, as the case may be, sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the Holders and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the number of directors on the Board of Directors shall automatically decrease by two.

(iv) Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority in voting power of the outstanding shares of Mandatory Redeemable Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting rights described in this Section 7(b). In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of Mandatory Redeemable Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described this Section 7(b); provided that the filling of each vacancy shall not cause the Corporation to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or appointed by the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated and such Preferred Stock Director shall not have been removed from such office, in each case as provided in this Section 7(b).

(c) Other Voting Rights. So long as any shares of Mandatory Redeemable Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or by the Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds in voting powers of the outstanding shares of Mandatory Redeemable Preferred Stock and all other series of Voting Preferred Stock (subject to the last paragraph of this Section 7(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any authorization or creation, or increase of the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Mandatory Redeemable Preferred Stock with respect to the payment of dividends, the payment upon redemption (if any) or the distribution of the Corporation’s assets upon any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Mandatory Redeemable Preferred Stock. Any amendment, alteration or repeal of any provision of the Amended and Restated Certificate of Incorporation, including this Certificate of Designations, so as to adversely affect the rights, powers or preferences of the Mandatory Redeemable Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of Mandatory Redeemable Preferred Stock or a merger or consolidation of the Corporation with another entity or a similar transaction, unless the shares of Mandatory Redeemable Preferred Stock (A) in the case of any such merger or consolidation or similar transaction in which the Corporation is not the surviving or resulting entity, are converted into, or exchanged for, preferred securities of the surviving or resulting entity or the direct or indirect parent of such entity or (B) in the case of any other such transaction, (x) remain outstanding or (y) are converted into, or exchanged for (or for the right to receive), preferred securities of the direct or indirect parent of the Corporation, in each case of clause (A) and (B), with rights, powers and preferences that are not less favorable to the holders thereof than the rights, powers and preferences of the Mandatory Redeemable Preferred Stock immediately prior to such transaction;

 provided, however, that for all purposes of this Section 7(c), (i) an increase in the Corporation’s authorized or issued shares of Mandatory Redeemable Preferred Stock and (ii) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with or junior to the Mandatory Redeemable Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative), payments upon redemption (if any) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, shall be deemed not to adversely affect the rights, powers or preferences of the Mandatory Redeemable Preferred Stock, and shall not require the affirmative vote or consent of Holders.

If any authorization, creation, issuance, amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described in this Section 7(c) would adversely affect one or more but not all series of Voting Preferred Stock (which term shall include the Mandatory

Redeemable Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(d) Change for Clarification. Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Mandatory Redeemable Preferred Stock for the following purposes:

(i) to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent with any other provision contained in this Certificate of Designations; or

(ii) so long as such action does not adversely affect the rights, powers or preferences of the Mandatory Redeemable Preferred Stock, to make any provision with respect to matters or questions relating to the Mandatory Redeemable Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations; provided that any such action to conform the terms of the Mandatory Redeemable Preferred Stock to the “Description of the Mandatory Redeemable Preferred Stock” section of the preliminary prospectus supplement for the Units dated November 17, 2014, as supplemented and/or amended by the related pricing term sheet dated November 19, 2014, will be deemed non-adverse.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Amended and Restated Certificate of Incorporation, the By-laws, applicable law and the rules of any national securities exchange or other trading facility on which the Mandatory Redeemable Preferred Stock is listed or traded at the time.

SECTION 8. Transfer Agent and Registrar. The duly appointed Transfer Agent and Registrar for the Mandatory Redeemable Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent or Registrar in accordance with the agreement between the Corporation and the Transfer Agent or Registrar, as the case may be; provided that if the Corporation removes Computershare Trust Company, N.A. (or any successor thereto), the Corporation shall appoint a successor transfer agent or registrar, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

SECTION 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of Mandatory Redeemable Preferred Stock as the true and lawful owner thereof for all purposes.

SECTION 10. Notices. All notices or communications in respect of the Mandatory Redeemable Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner (including electronic transmission) as may be permitted by and in accordance with the Amended and Restated Certificate of Incorporation, including this Certificate of Designations, the By-laws or applicable law. Notwithstanding the foregoing, so long as the shares of Mandatory Redeemable Preferred Stock are represented by Global Preferred Shares that are held on behalf of DTC or any other clearing system, such notices to the Holders of Mandatory Redeemable Preferred Stock may also be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of first publication.

SECTION 11. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Corporation of any class.

SECTION 12. Other Rights. The shares of Mandatory Redeemable Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amended and Restated Certificate of Incorporation or as provided by applicable law.

SECTION 13. Stock Certificates. Shares of Mandatory Redeemable Preferred Stock shall be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

Stock certificates representing shares of Mandatory Redeemable Preferred Stock shall be signed by two Authorized Officers of the Corporation, in accordance with the By-laws and applicable Delaware law, by manual or facsimile signature.

A stock certificate representing shares of the Mandatory Redeemable Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of Mandatory Redeemable Preferred Stock shall be dated the date of its countersignature.

If any Authorized Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

SECTION 14. Replacement Certificates. If any physical certificates representing shares of the Mandatory Redeemable Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Redeemable Preferred Stock certificate, or in lieu of and substitution for the Mandatory Redeemable Preferred Stock certificate lost, stolen or destroyed, a new Mandatory Redeemable Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of Mandatory Redeemable Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Redeemable Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

The Corporation shall not be required to issue any certificate representing the Mandatory Redeemable Preferred Stock on or after the Final Preferred Stock Installment Payment Date. In lieu of the delivery of a replacement certificate following the Final Preferred Stock Installment Payment Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable and any cash deliverable pursuant to the terms of the Mandatory Redeemable Preferred Stock formerly evidenced by the certificate.

SECTION 15. Form. Holders of Units have the right to separate such Units into their constituent parts, consisting of separate Purchase Contracts and separate shares of Mandatory Redeemable Preferred Stock, during the times, and under the circumstances, described in the Purchase Contract Agreement. Upon separation of any Unit into its constituent parts, (i) if such Unit is a Global Unit, the separate shares of Mandatory Redeemable Preferred Stock will initially be evidenced by a Global Preferred Share in the form of Exhibit A hereto deposited with the Transfer Agent as custodian for the Depositary and registered in the name of the Depositary or its nominee, or (ii) if such Unit is in definitive, registered form, the separate shares of Mandatory Redeemable Preferred Stock will be evidenced by a certificated share of Mandatory Redeemable Preferred Stock, in each case, as provided in the Purchase Contract Agreement. Following separation of any Unit into its constituent separate share of Mandatory Redeemable Preferred Stock and separate Purchase Contract, the separate share of Mandatory Redeemable Preferred Stock will be transferable independently from the separate Purchase Contract. In addition, separate shares of Mandatory Redeemable Preferred Stock can be recombined with separate Purchase Contracts to recreate Units, as provided for in the Purchase Contract Agreement.

The terms of such shares of Mandatory Redeemable Preferred Stock are herein incorporated by reference and are part of this Certificate of Designations.

SECTION 16 Book-Entry Form. The Mandatory Redeemable Preferred Stock shall be issued in global form (“Global Preferred Share”), eligible for book-entry settlement with the Depositary, represented by one or more stock certificates registered in the name of the Depositary or a nominee of the Depositary bearing the form of global securities legend set forth in Exhibit A. The aggregate number of shares of Mandatory Redeemable Preferred Stock represented by each stock certificate representing Global Preferred Share may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on Schedule I attached to the stock certificate.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Preferred Share, and the Depositary shall be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of the Mandatory Redeemable Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Mandatory Redeemable Preferred

Stock. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Mandatory Redeemable Preferred Stock, this Certificate of Designations or the Amended and Restated Certificate of Incorporation.

Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

If DTC is at any time unwilling or unable to continue as Depositary for the Global Preferred Shares or DTC ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Corporation within 90 days, or the Corporation fails to observe or perform any covenant or agreement in the Certificate of Designations and any beneficial owner requests that its beneficial interests be issued in definitive form, the Corporation shall issue certificated shares in exchange for the Global Preferred Shares (or such beneficial interests, as the case may be). In any such case, the Global Preferred Shares (or the applicable portion thereof) shall be exchanged for definitive stock certificates, in substantially the form attached hereto as Exhibit A, representing an equal aggregate Liquidation Preference. Such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by DTC in a written instrument to the Registrar.

SECTION 17. Miscellaneous. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Mandatory Redeemable Preferred Stock or shares of Common Stock or other securities issued on account of Mandatory Redeemable Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Mandatory Redeemable Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Exhibit A

[FORM OF FACE OF MANDATORY REDEEMABLE PREFERRED STOCK CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED SHARE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number: [ ]	Number of Shares of Mandatory Redeemable Preferred Stock: 172,500

CUSIP: 494580 202

ISIN: US4945802027

KINDRED HEALTHCARE, INC.

7.25% Mandatory Redeemable Preferred Stock, Series A

(par value $0.25 per share)

(Liquidation Preference as specified below)

KINDRED HEALTHCARE, INC., a Delaware corporation (the “Corporation”), hereby certifies that [            ] (the “Holder”), is the registered owner of [            ][the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 7.25% Mandatory Redeemable Preferred Stock, Series A, with a par value of $0.25 per share and an initial Liquidation Preference of $201.58 per share (the “Mandatory Redeemable Preferred Stock”). The shares of Mandatory Redeemable Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Mandatory Redeemable Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations of 7.25% Mandatory Redeemable Preferred Stock, Series A, of Kindred Healthcare, Inc. dated November [24], 2014 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the provisions of the Mandatory Redeemable Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned, these shares of Mandatory Redeemable Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Authorized Officers of the Corporation this [    ] of [            ] [        ].

KINDRED HEALTHCARE, INC.

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of Mandatory Redeemable Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [            ], [        ]

Computershare Trust Company, N.A., as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR MANDATORY REDEEMABLE PREFERRED STOCK]

Cumulative dividends on each share of Mandatory Redeemable Preferred Stock shall be payable at the applicable rate provided in the Certificate of Designations.

The shares of Mandatory Redeemable Preferred Stock shall be redeemable in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each Holder who so requests a summary of the authority of the Board of Directors to determine variations for future series within a class of stock and the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of capital stock of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF REDEMPTION

(To be Executed by the Holder

in order to Redeem the Mandatory Redeemable Preferred Stock)

The undersigned hereby elects to require Kindred Healthcare, Inc. (hereinafter called the “Corporation”) to redeem (the “Redemption”) 7.25% Mandatory Redeemable Preferred Stock, Series A (the “Mandatory Redeemable Preferred Stock”), of, represented by stock certificate No(s). [            ] (the “Mandatory Redeemable Preferred Stock Certificates”), according to the conditions of the Certificate of Designations of the Mandatory Redeemable Preferred Stock (the “Certificate of Designations”), as of the date written below. If Common Stock (if any) is to be issued in respect of the Redemption Price in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Mandatory Redeemable Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Redemption:

Shares of Mandatory Redeemable Preferred Stock to be Redeemed:

Signature:

Name:

Address:*

Fax No.:

*	Address where cash and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Mandatory Redeemable Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Mandatory Redeemable Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1

Kindred Healthcare, Inc.

Global Preferred Share

7.25% Mandatory Redeemable Preferred Stock, Series A

Certificate Number:

The number of shares of Mandatory Redeemable Preferred Stock initially represented by this Global Preferred Share shall be [                ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Mandatory Redeemable Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[1]	Attach Schedule I only to Global Preferred Share.